Registration Statement No. 333-172069

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-172069

UNDER

THE SECURITIES ACT OF 1933

Anheuser-Busch InBev SA/NV

(Exact Name of Registrant as Specified in Its Charter)

Belgium	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Brouwerijplein 1,

3000 Leuven, Belgium

(Address of Principal Executive Offices)

Share-Based Compensation Plan

Share-Based Compensation Plan Relating to American Depositary Shares of Anheuser-Busch InBev

Anheuser-Busch People Bet Plan (formerly People Bets Share Purchase Plan)

(Full Title of the Plans)

Alan Audi

Anheuser-Busch InBev SA/NV

250 Park Avenue

New York, New York 10017

Tel. No.: (212) 573-8800

(Name, Address and Telephone Number of Agent for Service)

Copies to:

John Horsfield-Bradbury

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

United Kingdom

Tel. No.: +44-20-7959-8900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (File No. 333-172069), originally filed by Anheuser-Busch InBev SA/NV, a public limited liability company (société anonyme/naamloze vennootschap) incorporated in Belgium (“Old AB InBev”) and the predecessor of Newbelco SA/NV, a public limited liability company (société anonyme/naamloze vennootschap), which has subsequently been re-named Anheuser-Busch InBev SA/NV (“AB InBev” or the “Registrant”), relates to the Share-Based Compensation Plan, the Share-Based Compensation Plan Relating to American Depositary Shares of Anheuser-Busch InBev and the Anheueser-Busch People Bet Plan, to which the Registrant is successor issuer.

Old AB InBev filed the Registration Statement on Form S-8 (File No. 333-172069) on February 4, 2011 with the Securities and Exchange Commission (the “Commission”) to register 10,000,000 shares of the Registrant’s ordinary shares under the Share-Based Compensation Plan, 10,000,000 shares of the Registrant’s ordinary shares represented by the Registrant’s American Depositary Shares (“ADSs”) under the Share-Based Compensation Plan Relating to American Depositary Shares of Anheuser-Busch InBev (the “SBC Plan”) and 500,000 shares of the Registrant’s ordinary shares under the Anheueser-Busch People Bet Plan, as amended (the “People Bet Plan”). Requisite registration fees were paid at that time to register the securities.

The Registrant is filing this Post-Effective Amendment No. 2 to amend the Registration Statement on Form S-8 because 7,000,000 of 10,000,000 ordinary shares originally allocated to the SBC Plan will not be issued under the SBC Plan and are now authorized or will be authorized for issuance under the People Bet Plan.

This Post-Effective Amendment No. 2 to the Registration Statements shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 464 under the Securities Act of 1933. In accordance with SEC Compliance and Disclosure Interpretation 126.43, no new filing fee is due with respect to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the plans covered by this registration statement as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission are incorporated in this registration statement by reference and made a part hereof:

•	AB InBev’s Annual Report on Form 20-F for the year ended 31 December 2016 filed with the Commission on 22 March 2017 (“Annual Report”);

•	AB InBev’s Form F-4 (File No. 333-213328) filed with the Commission on 26 August 2016 (the “Form F-4”) solely with respect to any amendment or report filed for the purpose of updating the descriptions of Ordinary Shares and ADSs contained under the headings “Description of Newbelco Ordinary Shares and Newbelco ADSs—Description of the Rights and Benefits Attached to Newbelco Ordinary Shares” and “Description of Newbelco Ordinary Shares and Newbelco ADSs—Description of the Rights and Benefits Attached to Newbelco ADSs” in the Form F-4; and

•	Current Reports on Form 6-K filed with the Commission on each of the following dates:

o	26 April 2017, regarding annual shareholders meeting;

o	5 May 2017, containing AB InBev’s unaudited interim report for the three-month period ended 31 March 2017;

o	30 June 2017, ABI SAB Group Holding Limited’s unaudited condensed consolidated financial statements as of 30 September 2016 and for the six months ended 30 September 2016 and 2015 and AB InBev Group’s unaudited pro forma condensed combined income statement for the year ended 31 December 2016;

o	27 July 2017, containing AB InBev’s unaudited interim report for the six-month period ended 30 June 2017;

o	9 August 2017, regarding the combination of AB InBev’s Russia and Ukraine businesses with Anadolu Efes;

o	6 September 2017, regarding the pricing of AB InBev’s AUD 1.95 billion aggregate principal amount of senior unsecured notes issued under its Australian Medium Term Notes Programme;

o	5 October 2017, regarding the completion of the Coca-Cola Beverages Africa transaction;

o	12 October 2017, regarding the redemption of five series of senior notes due 2018;

o	26 October 2017, containing AB InBev’s unaudited interim report for the nine-month period ended 30 September 2017; and

o	13 November 2017, regarding the appointment of Michel Doukeris as Zone President North America, CEO of Anheuser-Busch.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such document shall not create any implication that there has been no change in the affairs of AB InBev since its date or that the information contained in it is current as of any time subsequent to its date.

All documents filed by AB InBev pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Reports on Form 6-K that AB InBev furnishes to the Commission subsequent to the date hereof will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K expressly states that it is incorporated by reference herein.

Any statement contained in such a document shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a subsequent statement contained herein or in a subsequently filed or furnished document incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. In addition, any statement contained in any such document shall be deemed to be superseded for the purpose of this Registration Statement to the extent that a discussion contained herein covering the same subject matter omits such statement. Any such statement omitted shall not be deemed to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Please refer to “Description of Newbelco Ordinary Shares and Newbelco ADSs—Description of the Rights and Benefits Attached to Newbelco Ordinary Shares” in the Form F-4 for a description of Ordinary Shares.

Please refer to “Description of Newbelco Ordinary Shares and Newbelco ADSs—Description of the Rights and Benefits Attached to Newbelco ADSs” in the Form F-4 for a description of American Depositary Shares.

Item 5.	Interests of Named Experts and Counsel

Not applicable

Item 6.	Indemnification of Directors and Officers

Group Coverage and Policy

As the parent company of the Anheuser-Busch InBev Group, AB InBev has undertaken to indemnify its directors, officers and employees against any and all expenses (including, without limitation, attorneys’ fees and any expenses of establishing a right to indemnification by AB InBev), judgments, fines, penalties, settlements and other amounts actually and reasonably incurred by any such director, officer and employee in connection with the defense or settlement of any proceeding brought (i) by a third party or (ii) by AB InBev or by shareholders or other third parties in the right of AB InBev. Such indemnification applies if, with respect to the acts or omissions of such director, officer and employee, he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of AB InBev and, in the case of a criminal action or proceeding, he or she had no reason to believe that his or her conduct was unlawful. For these purposes, “proceeding” refers to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative to which a director, officer or employee is a party or is threatened to be made a party by reason of the fact that he or she was a director or an agent of AB InBev or of one of its subsidiaries or by reason of anything done or not done by him or her in such capacity.

No determination in any proceeding by judgment, order, settlement or conviction or otherwise shall, of itself, create a presumption that such director, officer or employee did not act in good faith and in a manner which he or she reasonably believed to be in the best interests of AB InBev and, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

In addition, AB InBev has a liability insurance policy that covers all past, present and future directors and officers of AB InBev and its subsidiaries, which are those entities in which it holds more than 50% of the voting rights, or of which it can individually, or under a written shareholders’ agreement, appoint the majority of the board of directors. The insurance covers defense costs and financial damages such directors or officers are legally obliged to pay as a result of any claim against them. A “claim” for these purposes includes all requests against the directors and officers, including (i) a civil proceeding, (ii) a criminal proceeding, (iii) a formal administrative or regulatory proceeding and (iv) a written request by a third party.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	Consolidated Articles of Association of Anheuser-Busch InBev SA/NV (English-language translation) (incorporated by reference to Exhibit 99.4 to Anheuser-Busch InBev SA/NV’s Report on Form 6-K (File No. 001-37911) filed with the Commission on 11 October 2016).

4.2	Amended and Restated Deposit Agreement, by and among Old AB InBev and The Bank of New York Mellon, as Depositary and Owners and Holders of American Depositary Shares, dated as of 15 September 2009, to which Anheuser-Busch InBev SA/NV is successor in interest (incorporated by reference to Exhibit 4.2 to Anheuser-Busch InBev SA/NV’s Registration Statement on Form S-8 (File No. 333-165065) filed with the Commission on 25 February 2010).

4.3	Terms and Conditions of the Share-Based Compensation Plan (incorporated by reference to Exhibit 4.3 of the original Registration Statement on Form S-8 (File No. 333-172069) filed with the Commission on 4 February 2011).

4.4	Terms and Conditions of the Share-Based Compensation Plan Relating to American Depositary Shares of Anheuser-Busch InBev (incorporated by reference to Exhibit 4.4 of the original Registration Statement on Form S-8 (File No. 333-172069) filed with the Commission on 4 February 2011).

4.5	Terms and Conditions of the Anheueser-Busch People Bet Plan.

23.1	Consent of Deloitte Bedrijfsrevisoren / Reviseurs d’Entreprises /BV o.v.v.e. CVBA/ SC s.f.d. SCRL (Zaventem), relating to the financial statements of Anheuser-Busch InBev SA/NV for the financial year ended 31 December 2016.

23.2	Consent of PwC Bedrijfsrevisoren BCVBA.

23.3	Consent of Deloitte Touche Tohmatsu Auditores Independentes (São Paulo, Brazil), relating to the financial statements of Ambev S.A. for the year ended 31 December 2015.

24.1	Power of Attorney of Authorized Representative in the United States (filed herewith).

24.2	Power of Attorney of Certain Directors and Officers (incorporated by reference to Exhibit 24.1 to Old AB InBev’s Post-Effective Amendment No. 1 filed with the Commission on 21 November 2016 to the Registration Statement on Form S-8

Exhibit No.	Description

filed with the Commission on 4 February 2011).

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Consolidated Articles of Association of Anheuser-Busch InBev SA/NV (English-language translation) (incorporated by reference to Exhibit 99.4 to Anheuser-Busch InBev SA/NV’s Report on Form 6-K (File No. 001-37911) filed with the Commission on 11 October 2016).

4.2	Amended and Restated Deposit Agreement, by and among Old AB InBev and The Bank of New York Mellon, as Depositary and Owners and Holders of American Depositary Shares, dated as of 15 September 2009, to which Anheuser-Busch InBev SA/NV is successor in interest (incorporated by reference to Exhibit 4.2 to Anheuser-Busch InBev SA/NV’s Registration Statement on Form S-8 (File No. 333-165065) filed with the Commission on 25 February 2010).

4.3	Terms and Conditions of the Share-Based Compensation Plan (incorporated by reference to Exhibit 4.3 of the original Registration Statement on Form S-8 (File No. 333-172069) filed with the Commission on 4 February 2011).

4.4	Terms and Conditions of the Share-Based Compensation Plan Relating to American Depositary Shares of Anheuser-Busch InBev (incorporated by reference to Exhibit 4.4 of the original Registration Statement on Form S-8 (File No. 333-172069) filed with the Commission on 4 February 2011).

4.5	Terms and Conditions of the Anheueser-Busch People Bet Plan.

23.1	Consent of Deloitte Bedrijfsrevisoren / Reviseurs d’Entreprises /BV o.v.v.e. CVBA/ SC s.f.d. SCRL (Zaventem), relating to the financial statements of Anheuser-Busch InBev SA/NV for the financial year ended 31 December 2016.

23.2	Consent of PwC Bedrijfsrevisoren BCVBA

23.3	Consent of Deloitte Touche Tohmatsu Auditores Independentes (São Paulo, Brazil), relating to the financial statements of Ambev S.A. for the year ended 31 December 2015.

24.1	Power of Attorney of Authorized Representative in the United States (filed herewith).

24.2	Power of Attorney of Certain Directors and Officers (incorporated by reference to Exhibit 24.1 to Old AB InBev’s Post-Effective Amendment No. 1 filed with the Commission on 21 November 2016 to the Registration Statement on Form S-8 filed with the Commission on 4 February 2011).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Anheuser-Busch InBev SA/NV, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Leuven, Belgium on 29 November 2017.

Anheuser-Busch InBev SA/NV

By: /s/ Jan Vandermeersch
Name:	Jan Vandermeersch
Title:	Global Legal Director Corporate

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on 29 November 2017.

Signature	Title

*	Chief Executive Officer (principal executive officer)
Carlos Brito
*	Chief Financial Officer (principal financial and accounting officer)
Felipe Dutra
*	Director
Maria Asuncion Aramburuzabala
*	Director
Alexandre Behring
*	Director
M. Michele Burns
*	Director
Paul Cornet de Ways Ruart
*	Director
Stéfan Descheemaeker
*	Director
Olivier Goudet
*	Director Director
Paulo Alberto Lemann
Elio Leoni Sceti
*	Director
Carlos Alberto Sicupira
*	Director
Grégoire de Spoelberch
*	Director
Marcel Herrmann Telles
*	Director
Alexandre Van Damme

*	Director
Martin J. Barrington
*	Director
William F. Gifford, Jr.
*	Director
Alejandro Santo Domingo Dávila
*	Authorized Representative in the United States
Alan Audi

*By:	/s/ Jan Vandermeersch
Name:	Jan Vandermeersch
Title:	Attorney-in-Fact